Item 77M - DWS Technology
Fund


On March 1, 2011 (the "Effective
Date"), DWS Technology Fund (the
"Predecessor Fund"), a series of
DWS Technology Fund, a
Massachusetts business trust
(Registration Nos. 002-10668 and
811-00547), was reorganized into
DWS Technology Fund (the
"Acquiring Fund"), a corresponding
newly created "shell" series of DWS
Securities Trust, a Massachusetts
business trust (Registration Nos.
002-36238 and 811-02021).  On the
Effective Date, all of the assets and
liabilities of the Predecessor Fund
were transferred to the Acquiring
Fund.  With the exception of the
differing trust of which it is a series, the Acquiring Fund is substantially similar to its corresponding
Predecessor Fund.

All financial and other relevant
information for the Predecessor Fund
for the six-month period ended April
30, 2011 is reported on the Form N-
SAR filed by the Acquiring Fund for
the same period.
E:\Electronic Working Files\03 - NSAR\2011\04-30-
11\DWS Technology Fund (shell)\03-Exhibits\Item
77M Tech.docx